Exhibit 99.1

QSAM Biosciences Closes Series B Preferred Private Placement; $2.5 Million in New Capital to Fund Upcoming Clinical Trials

Austin, Texas; January 28, 2021 – QSAM Biosciences Inc. (OTCQB: QSAM), a company developing next-generation nuclear medicines for the treatment of cancer and related diseases, announced today the successful closing of its Series B Preferred Stock private placement in the amount of $2.5 million. The offering was led by Checkmate Capital Group, LLC (“Checkmate Capital”), an investment firm based in California focused on biotechnology investments and other technologies.

Proceeds from the Series B offering, which was over-subscribed, are expected to be used primarily to fund the Company’s upcoming clinical trials for its flagship drug candidate Samarium-153-DOTMP (aka CycloSam®). The Company expects to file its IND with the U.S. Food and Drug Administration (“FDA”) later this quarter to commence Phase 1 trials shortly thereafter.

“We are very pleased with the overwhelming interest in our offering, the proceeds from which will go directly into advancing the development of CycloSam. We are focused on several important value creating milestones in 2021, including commencement of clinical trials for CycloSam for indications that include both primary bone cancer, such as osteosarcoma, and secondary bone cancers that metastasize from the breast, lung, prostate and other areas. This funding will go a long way towards achieving these and other strategic goals,” stated Douglas R. Baum, CEO and Co-Founder of QSAM.

“We are delighted to participate in this offering as a leading shareholder of QSAM. We have been impressed with the unique attributes of CycloSam’s radiologic cancer therapy, which, in animal studies, has demonstrated deep bone penetration followed by rapid exit of radioactive content from the body, as was reinforced by an FDA-approved, compassionate-use single human application,” commented Tom Paschall, CEO of Checkmate Capital. “We have been further impressed with QSAM’s team of experts in nuclear medicine as well as the leading oncology centers with which QSAM is partnered.”

The Series B preferred shares are convertible into an aggregate of approximately 16.6 million common shares and have voting rights alongside the common holders based on this conversion amount. Investors in the offering also received six-month, non-registered warrants to purchase an aggregate of up to 5.8 million shares of common stock at $0.35 per share. For its early investment and efforts to support the funding, Checkmate Capital received a 12-month warrant for 475,000 shares at $0.45 per share.

The Company also announced that it has moved its official headquarters from Florida to Austin, Texas.

About QSAM Biosciences:

QSAM Bioscience, Inc. holds the worldwide license for CycloSam® (Samaium-153 DOTMP), a clinical-stage novel radiopharmaceutical meant to treat different types of bone cancer and related diseases. QSAM’s initial technology is Samarium-153 DOTMP, aka CycloSam, a clinical-stage bone targeting radiopharmaceutical developed by IsoTherapeutics Group LLC, leaders in the nuclear medicine field who also developed FDA-approved and commercially available Quadramet® (Samarium-153 EDTMP), indicated for pain palliation. IsoTherapeutics Group LLC assigned the CycloSam patents to its subsidiary, IGL Pharma, Inc.

CycloSam has already demonstrated preliminary safety and efficacy in animal studies and a single patient FDA-cleared successful human trial performed in 2020. This nuclear technology uses low specific activity Samarium-153 (resulting in far less europium) and DOTMP, a chelator which is believed to eliminate off-target migration and targets sites of high bone turnover making it an ideal agent to treat osteosarcoma or other bone metastases. Osteosarcoma is the most common malignant bone tumor among children and adolescents. Because of its ability to deliver radiation to the skeletal system, it is also believed to be an effective agent to perform bone marrow ablation as pre-conditioning for bone marrow transplantation. This drug candidate utilizes an FDA-approved radioisotope combined with a novel chelant that has demonstrated increased efficacy and decreased side effects in animal models. Further, CycloSam utilizes a streamlined, just-in-time manufacturing process. Management believes these factors offer a strong pathway to commercialization.

CycloSam is cleared by the FDA under an investigator-initiated IND to commence human dosing immediately in patients with osteosarcoma and bone metastasis. CycloSam was also cleared by the FDA and successfully used under a single-patient IND to perform bone marrow ablation prior to allogenic marrow transplantation (BMA/T) in 2020.

About Checkmate Capital:

Checkmate Capital is an investment group managing family office assets with a geographic focus on North America and Asian-Pacific markets. Checkmate Capital’s primary areas of investment are agricultural bioscience, waste technology, energy technology, biomedical and biotechnology, and diversified special situations. With offices in Pasadena, California and Beijing, China, Checkmate Capital has a team of professionals able to provide seasoned expertise in the group’s focused industries, leveraging an international network of strategic partners, business talent and resources. Checkmate Capital’s strategic oversight facilitates synergistic relationships and technology licensing instrumental to the success of its portfolio companies. For more information, please visit www.checkmatecapital.net.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements”. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the ability to consummate acquisitions and ultimately integrate them, the level of demand and market acceptance of our products, and changes in our business strategies. This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements.

Contact

Christopher Nelson

General Counsel

cnelson@qsambio.com